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                   JOINT MARKETING AND DISTRIBUTION AGREEMENT


         This JOINT MARKETING AND DISTRIBUTION AGREEMENT ("Agreement") is executed as of June 25, 1999, by and between CONCENTRIC NETWORK CORPORATION ("Concentric"), a Delaware corporation with its principal offices at 1400 Parkmoor Avenue, San Jose, CA 95126, and register.com, Inc. ("register.com"), a Delaware corporation with its principal offices at 575 Eighth Avenue, 11th Floor, New York, NY 10018. Concentric and register.com, and their respective successors and permitted assigns, are sometimes individually referred to herein as a "Party" or collectively as the "Parties."

                                    RECITALS

         WHEREAS, Concentric currently supplies Internet access, web hosting, e-commerce and domain name registration services to consumers and business customers;

         WHEREAS, register.com currently provides domain name registration, e-mail and web hosting services to consumers and business customers, and sells advertising space to companies interested in reaching visitors to web sites owned and operated by register.com;

         WHEREAS, Concentric and register.com desire to enter into an agreement to offer certain Concentric web hosting and e-commerce services to register.com's customers, to make register.com's domain registration services available to Concentric's web hosting customers and OEM partners, and to cooperate in certain other business opportunities that may further the interests of both Parties;

         WHEREAS, Concentric has agreed to invest (the "Investment") $5 million in register.com by participating in register.com's current round of venture capital financing, which is currently expected to close on or about June 25 under the terms set forth in that Letter of Intent, dated June 2, 1999 between Sandler Capital Partners IV, L.P., Sandler Capital Partners IV FTE, L.P. and register.com.

         NOW, THEREFORE, in consideration of the promises, conditions and mutual covenants set forth below, the adequacy of which is hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS

   1.1. "Web Hosting" shall mean the hosting of Internet web sites for customers on a web server dedicated to a given customer or on one or more web servers shared among multiple customers. Web Hosting shall not mean any e-commerce services except for E-Commerce (as defined in Section 1.2 below).

   1.2. "E-Commerce" shall mean any product catalog, shopping cart and/or transaction processing server-side technology closely integrated together and sold solely in connection with Web Hosting services.

   1.3. "Private Label" shall mean services that are provided by a Party but marketed and sold under a name and product brand that is not owned or controlled by such Party.

   1.4. "Domain Registration" shall mean the process through which a unique Internet domain name is selected and submitted to a designated domain name registry.

   1.5. "DNS" shall mean Domain Name Server, the primary database with which a given registered domain name is associated.

   1.6. "Web Properties" shall mean any and all publicly available Internet web sites located at the domain "register.com", or any other domain owned, operated and maintained by register.com, or its successors or assigns, in each case used for Domain Registration.


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   1.7.   "Concentric Offers" shall mean advertising and promotional materials that are presented to potential customers that may be interested in purchasing Web Hosting and/or E-Commerce services.

   1.8. "Net New Registrant" shall mean a completed Domain Registration including payment for the newly registered domain name.

   1.9. "Concentric Opportunities" shall mean Net New Registrants made available to Concentric solely for the benefit of Concentric and solely for Web Hosting and/or E-Commerce opportunities.

   1.10. "Above the Fold" shall mean Internet web site content that is visible in its entirety above the bottom edge of the browser window when a standard 800x600 computer display is employed.

   1.11. "Net Registration Revenue" shall pertain only to gTLD Names and shall mean the amount charged customers for Domain Registration less the amount paid to third party domain registries, less other expenses directly and solely attributable to functioning as a designated domain name registrar or reseller, less industry and regulatory fees, and less any applicable taxes (excluding any income tax paid by register.com).

   1.12. "gTLD Names" shall mean only those domain names registered under the generic top level domains of .com, .net, and .org.

   1.13. "Joint Customer" shall mean a Net New Registrant that purchases Web Hosting or E-Commerce services from Concentric.

2. MARKETING OF CONCENTRIC SERVICES

   2.1. Limited Exclusivity. During the Term (as defined in Section 6.1.5 below), Concentric shall be one (1) of no more than three (3) Web-Hosting or E-Commerce service providers that are marketed, advertised, or otherwise promoted on the Web Properties. The appearance of all Concentric Offers referred to throughout this Agreement shall have an appearance, size, and placement, taken as whole, no less favorable in all material respect than any other Web Hosting or E-commerce service provider present on the Web Properties. In the event of any conflict between the immediately preceding sentence and the terms and conditions of Sections 2.2 and 2.3, Sections 2.2 and 2.3 shall govern.

   2.2. Placement. During the Term, Concentric Offers shall receive prominent placement on the Web Properties. The content of the Concentric Offers shall be at Concentric's sole cost and expense and shall be subject to the prior approval of register.com, which approval shall not be unreasonably withheld. The placement of the Concentric Offers on the Web Properties shall be subject to the conditions set forth in Sections 2.2.1 to 2.2.4 below.

          2.2.1. Concentric Offers shall be presented Above the Fold for those customers selecting the "Business Resources" or the "Web Hosting" buttons on the navigation toolbar used throughout the Web Properties and reproduced in Exhibit A and on the "FutureSite" page reproduced in Exhibit B. Register.com will ensure that end-users receive an aggregate total of no less than 8,000,000 impressions per month of the "Business Resources" and "Web Hosting" buttons. In no case will the Concentric Offers be more than one (1) hyperlink away from any "Business Resources" or "Web Hosting" button presented on the Web Properties.

          2.2.2. Concentric Offers shall be presented via banner advertisements throughout the Web Properties. Register.com will ensure that end-users will receive an aggregate total of no less than 250,000 Above the Fold impressions per month of the banner advertisements. These banner advertisements will hyperlink directly to a URL owned, operated and maintained by Concentric.

          2.2.3. Concentric Offers shall be made prominently visible to the guaranteed minimum number of Concentric Opportunities as set forth in Exhibit C. Concentric Offers shall at no time during the Term be presented to less than one-third (33.3%) of Net New Registrants. The Concentric Offers relevant to this Section
                 2.2.3 shall hyperlink directly to a URL owned, operated, and maintained by Concentric.


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2.2.4. Notwithstanding the forgoing, Concentric shall receive placement throughout the Web Properties no less favorable than the placement received by any other Web Hosting or E-commerce service provider.

   2.3. Web Site Content. Content of the Concentric Offers shall comply with the register.com Advertising Guidelines set forth in Exhibit F. Concentric and register.com acknowledge the goal of converting at least 5% of Concentric Opportunities into Web Hosting and/or E-Commerce customers and will use commercially reasonable efforts to cooperate to improve the Domain Registration process such that this goal can be achieved. However, at no time will register.com be required to change the Domain Registration process to the commercial detriment of its business nor required to obtain or maintain a 5% conversion rate for the Concentric Opportunities. Notwithstanding the foregoing, the following efforts shall be undertaken:

          2.3.1. After the Launch Date (as defined in Section 6.1.2), register.com shall present to new domain name registrants on the Web Properties a survey that has been amended to include an offer to each prospective customer during the Term to receive additional information on Web Hosting and E-Commerce services.

          2.3.2. During the Term, register.com will place banner advertisements for Concentric Offers Above the Fold on no less than 75% of register.com's Domain Registration web pages.

          2.3.3. For thirty (30) days following the Launch Date, the last page of the register.com Domain Registration process shall be in form and content substantially similar to the layout described in Exhibit E and shall include a Concentric Offer. A display of this Concentric Offer to a Net New Registrant will constitute the creation of a Concentric Opportunity. Following the expiration of the initial thirty-day period following the Launch Date, the obligations of Section 2.3.4 below shall prevail.

          2.3.4. Within thirty (30) days of the Launch Date, Concentric and register.com shall jointly determine if modifications to the last page of the Domain Registration process will be necessary in order to help achieve the targeted 5% conversion rate described in Section 2.3 above. In addition, at least once during each ninety (90) day period during the Term, register.com shall consider, in good faith, recommendations by Concentric to modify the last page of the register.com Domain Registration process. If during the Term register.com and Concentric identify mutually agreeable changes to the last page of the Domain Registration process, then register.com shall implement such changes within ten (10) business days of their mutual agreement. If at any time during the Term register.com and Concentric cannot reach mutual agreement on the form and content of the last page of the Domain Registration process, then the version of such page that was most recently mutually agreeable shall be presented to Net New Registrants and register.com and Concentric shall continue to negotiate in good faith until mutual agreement can be reached.

          2.3.5. During the Term, register.com shall consider in good faith recommendations by Concentric with respect to the Domain Registration process, with the objective of improving the Web Hosting services purchase rate for Net New Registrants.

   2.4. Marketing Rights. Register.com shall provide to Concentric all relevant collected information on "Concentric Targets." The parties shall determine a mutually agreeable list of relevant information that shall be provided to Concentric by register.com. For the purposes of this Section 2.4, "Concentric Targets" shall mean at least one-third (33.3%)of end-users that (a) complete the survey described in Section
          2.3.1 and (b) either (1) indicate an interest in receiving additional information on Web Hosting and E-Commerce services or (2) do not object to their names being provided to third party organizations for the purposes of marketing. Register.com shall deliver such customer information on Concentric Targets within a commercially reasonable period following presentation of a Concentric Offer to the Net New Registrant at the end of the Domain Registration process. Register.com acknowledges the goal of providing Concentric with such information on Concentric Targets in real-time or near real-time. Concentric may, at its sole discretion, contact Concentric Targets for the purposes of selling and marketing its services. Concentric will not resell or distribute the information on Concentric Targets to any third parties or use such information in violation of any applicable law.


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   2.5.   Customer Ownership. Upon a Joint Customer's purchase of Web Hosting or
          E-commerce services, Concentric may, at it's sole discretion, require that the domain for that Joint Customer be transferred from register.com's DNS to Concentric's DNS. The following obligations regarding Joint Customers shall apply:

          2.5.1. At no time shall register.com intentionally contact a Joint Customer for the purposes of marketing or selling Web Hosting or E-commerce services, nor shall register.com sell or otherwise distribute information on a Joint Customer to companies that register.com knows to be engaged, directly or indirectly, in marketing or selling Web Hosting or E-Commerce services.

          2.5.2. Notwithstanding the restrictions created in Section 2.5.1, register.com may distribute information on a Joint Customer to either of the two (2) other Web Hosting and E-commerce service providers allowable under this Agreement if and only if the Joint Customer is not presented a Concentric Offer after the completion of another Domain Registration process.

          2.5.3. If and when register.com has developed and deployed the technology, systems and processes to suppress the presentation of competing Web Hosting or E-commerce offers to Joint Customers, the rights granted to register.com under Section
                 2.5.2 shall be terminated.

          2.5.4. Should register.com discover that it has unintentionally contacted a Joint Customer or unknowingly distributed information on a Joint Customer in violation of Section 2.5.1, register.com shall inform Concentric within ten (10) days of such contact or distribution.

          2.5.5. Concentric and register.com shall meet no less than quarterly during the Term to determine and implement a mutually agreeable plan for marketing to Joint Customers services that do not fall under the definitions of Domain Registration, Web Hosting, or E-commerce provided in this Agreement.

   2.6.   Market Development Funds. During the Initial Term (as defined in
          Section 6.1.3 below), register.com shall pay to Concentric a market development fund in the amount of $41,666.67 per month to be spent by Concentric for co-branded marketing programs designed and implemented by Concentric and approved by register.com, which approval shall not be unreasonably withheld or delayed, to increase the size of the market for Domain Registration, Web Hosting and E-Commerce services. To the extent that either Concentric or register.com are able to track, in a mutually agreeable manner, the leads created by the co-branded marketing programs, such leads shall be counted toward the guaranteed minimum Concentric Opportunities as per Section 2.8. Concentric and register.com will use reasonable efforts to track such leads. Such amount shall be paid to Concentric by register.com on the fifteenth day of every month during the Initial Term following Concentric's delivery of an invoice. If such payment is not made timely, register.com will pay a late fee equal to 1.5% for each month or portion thereof until all past-due obligations are paid. Within fifteen (15) days of the Effective Date(as defined in Section 6.1.1 below), Concentric and register.com shall agree in writing as to the form of the co-branded marketing programs that shall benefit both Parties in an equitable manner. As requested in writing by register.com no more than once per month during the Term, Concentric shall provide to register.com evidence that demonstrates that the market development fund is being spent by Concentric in accordance with the co-branded marketing programs described in the previous sentence.

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   2.7.   Integration Requirements. By the Launch Date, Concentric and
          register.com shall have completed the integration of the register.com Web Properties and Domain Registration process with the Concentric Web Hosting and E-commerce services such that all obligations of this
          Section 2 can be fulfilled. This integration shall include, but shall not be limited to, (a) methods to transfer domains from register.com's DNS to Concentric's DNS in a timely and mechanized manner should Concentric decide, in its sole discretion, to require such a transfer and (b) methods to ensure the timely transfer of customer information as required by Section 2.4.

   2.8. Performance. During the first month of the Initial Term, register.com will ensure that at least 16,667 Concentric Opportunities are created. The sole evidence of register.com's fulfillment of the obligations of this Section 2.8 is the presentation of the Concentric Offers described in Sections 2.2.3 and 2.3.3. In each subsequent monthly period of the Initial Term, the number of Concentric Opportunities will increase by 10%, such that the number of Concentric
          Opportunities meets or exceeds the monthly minimums established in Exhibit C.


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   2.9.   Reporting. During the Term, register.com shall provide to Concentric monthly reports on the number of impressions of all Concentric Offers. During the Term, register.com shall provide to Concentric weekly reports on the relative click through rates for each unique Concentric banner advertisement. During the Term, Concentric shall provide to register.com monthly reports for all hosting subscriptions that Concentric can attribute to the creation of a Concentric Opportunity. so that register.com will have the necessary information to see which subscribers have paid and which have discontinued the Concentric hosting service. In addition, Concentric shall use commercially reasonable efforts to provide to register.com information on the number hosting subscriptions generated by Concentric's marketing presence on the Web Properties.

   2.10. Without limiting the foregoing, register.com reserves the right at any time and from time to time to amend, supplement or otherwise modify the design, "look and feel," layout, content, architecture and navigational flow of the Web Properties.

3. DISTRIBUTION OF REGISTER.COM SERVICES

   3.1. Concentric-Branded Hosting Services. Following the Launch Date, Concentric shall use register.com as the exclusive third-party gTLD Name Domain Registration service for its Concentric-branded Web-Hosting and E-Commerce services. The register.com logo will be prominently displayed on the domain registration page of Concentric's Web-Hosting and E-commerce products and on all pages relating directly to gTLD Name Domain Registration. A "domain registration" button will be present on the "www.cnchost.com" web page, or its equivalent. The button shall hyperlink directly to Concentric's domain registration page, which co-branded page shall be designed by Concentric with consultation from register.com. Concentric shall consider in good faith recommendations by register.com to modify such co-branded page. Concentric's obligations under this Section 3.1 shall be relieved if Concentric chooses to use register.com's Private Label Domain Registration services as described in Section 3.3 below.

   3.2. Private Label Hosting Services. To the extent Concentric is able to use a third party Domain Registration service for its Private Label Web Hosting and E-commerce services, Concentric shall use register.com as the exclusive third-party gTLD Name Domain Registration service for Private Label services sold under contracts entered into by Concentric after the Launch Date of this Agreement. Concentric shall use commercially reasonable efforts to secure register.com as the exclusive gTLD Name Domain Registration service used by Concentric's existing Private Label customers. If Concentric cannot secure exclusive arrangements for future or existing Private Label customers, it shall use commercially reasonable efforts to secure a non-exclusive arrangement for register.com.

   3.3. Private Label Registration Services. If following the Effective Date, Concentric elects to use a Private Label Domain Registration service, Concentric will use register.com's Private Label gTLD Name Domain Registration services. Register.com shall receive co-branding on the primary Domain Registration web page used by Concentric for such Private Label gTLD Name Domain Registration services. Register.com shall provide Private Label Domain Registration services that are at competitive prices, terms and conditions. If such competitive prices, terms and conditions are not made available by register.com to Concentric in any instance, Concentric shall provide register.com with a right of "last refusal".

   3.4. Performance Metrics. If during the Term any customer purchasing Concentric's Web Hosting service is unable to complete the Domain Registration process for gTLD Names within seventy-two (72) hours of the customer's first attempt to do so, Concentric may provide written notification to register.com that describes the performance problem. Register.com shall have thirty (30) days following such notification to remedy the Domain Registration process. The Domain Registration process shall be considered remedied when any customer purchasing Concentric's Web Hosting service is able to complete the Domain Registration process within a period of time that is within 20% of the "Industry Standard Registration Time" as calculated using the methods described in Exhibit H. If register.com does not remedy the Domain Registration process within thirty (30) days of Concentric's initial notification, then Concentric's obligations under this Section 3 to use register.com as the exclusive third party gTLD Name Domain Registration service shall be terminated. If during the Initial Term or during the Renewal Term Concentric provides, under the rights created by this Section 3.4, three (3) written notifications to register.com, then Concentric's obligations under this Section 3 to use register.com as the exclusive third party gTLD Name Domain Registration service shall be terminated.


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4. COMPENSATION AND FEES

   4.1. Minimum Payment. Concentric will pay to register.com a fee of $100,000 per month for the Initial Term (as defined in Section 6.1.3 below). This fee will be paid by Concentric to register.com within fifteen
          (15) days of the beginning of each monthly period during the Initial Term. If such payment is not made timely, Concentric will pay a late fee equal to 1.5% for each month or portion thereof until all past-due obligations are paid.

   4.2. Incentive Payment. Concentric will pay to register.com $75 for each Concentric Opportunity that becomes a "Qualified Concentric Customer". For the purposes of this Section 4.2, a Qualified Concentric Customer shall mean a Web Hosting or E-Commerce customer that meets all of the following conditions: (a) is identified as a Concentric Opportunity responding to a Concentric Offer; (b) purchases a fee-bearing account of the type that incurs a monthly charge; (c) successfully completes two (2) billing cycles with Concentric, and; (d) is not among the first 5% of all Concentric Opportunities that purchase Web Hosting or E-Commerce services from Concentric in a given month. Concentric will make this incentive payment to register.com on the fifteenth day of each month following the conversion of the customer to a Qualified Concentric Customer. If such payment is not made timely, Concentric will pay a late fee equal to 1.5% for each month or portion thereof until all past-due obligations are paid.

   4.3. Registration Commissions. Register.com will pay to Concentric a one-time commission for all Net New Registrants originated by Concentric, fulfilled by register.com, and that register gTLD Names. The commission paid by register.com to Concentric shall be 15% of the Net Registration Revenue or shall adhere to the commission schedule in Exhibit G, whichever amount is greater for a given volume of registered domains. Register.com shall make this commission payment on the fifteenth day of each month following the month during which the Domain Registration process is completed by the Net New Registrant. If such payment is not made timely, register.com will pay a late fee equal to 1.5% for each month or portion thereof until all past-due obligations are paid. For the duration of the Term, the commission schedule presented in Exhibit G may be substituted, at Concentric's sole discretion, for the commission schedule typically offered by register.com to other companies.

   4.4. Audit. (a) Upon fifteen (15) business days prior notice to one Party, the other Party may have access to the other Party's relevant databases and records to conduct an audit for the sole purpose of verifying the commissions and incentive payments due hereunder, as the case may be. Each Party shall grant the other such access for a maximum of two (2) requests during each of the Initial Term and, if applicable, the Renewal Term (as defined in Section 6.1.4 below). Audits shall be conducted during regular business hours and shall not unreasonably interfere with normal business. Such audit shall be solely at the auditing Party's expense. However, if the audited Party has either overcharged or underpaid the auditing Party by more than five percent (5%) for the time period subject to audit, then the audited Party shall pay the reasonable expenses of such audit. The findings of any audit conducted under this Section 4.4 shall be subject to the confidentiality requirements of Section 8.

5. OTHER SERVICE AGREEMENTS

   5.1. Domain Parking. During the Term, Register.com will provide a domain parking service for all Net New Registrants whereby any domain not explicitly moved elsewhere will be associated with the DNS of register.com. During the Term, Register.com will not offer domain parking to any other company.


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   5.2.   SiteAmerica Divestiture If during the Term, register.com decides to divest the Web Hosting customer accounts served by the SiteAmerica shared hosting platform, which platform currently owned and operated by register.com, it shall provide to Concentric written notice of such decision. Concentric shall have the right to be the first party to negoitate with register.com for the proposed purchase of the SiteAmerica customer accounts. If the Parties do not reach agreement on the price, terms and conditions of such purchase within twenty (20) business days of register.com's written notice to Concentric, then register.com shall have the right to divest the Site America customer accounts third party. However, if the price to be paid for the accounts by third party is equivalent to or less than the Concentric's last written offer to purchase the accounts, Concentric shall have the right and the obligation to purchase the accounts at the price described in the last written offer to register.com. Any such customer account purchase agreement will be subject to a definitive written agreement containing reasonably customary terms and conditions for agreements of that type and that is executed and delivered by both Parties.

   5.3. Server Co-Location. If at any time during the Term, register.com decides to open another server hosting facility in the United States or another country served by Concentric, register.com will use Concentric's server co-location facilities. Concentric shall provide such server co-location services that are at competitive prices, terms and conditions. If such competitive prices, terms and conditions are not made available by Concentric to register.com, register.com's obligations under this Section 5.4 to use Concentric's co-location services are relieved.

   5.4. Reselling of Private Label Web Hosting Services. Register.com shall have the right to resell under a Private Label Concentric's Web Hosting and E-commerce services integrated with register.com's Domain Registration service. Register.com will be subject to all prices, terms and conditions of Concentric's master-reseller agreement for Web Hosting and E-commerce services, attached hereto in Exhibit D.

6. TERM AND TERMINATION

   6.1.   Term Definitions. The following definitions shall be used in this
          Section 6 and throughout the Agreement to govern the term of this Agreement and any termination thereof.

          6.1.1. "Effective Date" shall mean the date that the Investment is consummated.

          6.1.2. "Launch Date" shall mean the first day of the month following the month during which Concentric and register.com complete the integration of the register.com Web Properties and Domain Registration process with Concentric Web Hosting and E-Commerce services such that all obligations of Section 2 of this Agreement can be fulfilled, or such other date as mutually agreed to by the Parties.

          6.1.3. "Initial Term" shall mean the period commencing on the Launch Date and continuing for a period of twelve (12) months.

          6.1.4. "Renewal Term" shall mean the period commencing on the termination of the Initial Term and continuing for a period of twelve months.

          6.1.5. "Term" shall mean the period encompassing both periods of the Initial Term and the Renewal Term.



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   6.2.   Term. This Agreement shall be effective on the Effective Date and shall continue until the expiration of the Initial Term, unless sooner terminated in accordance with Section 6.3 or extended in accordance with Section 6.5. If the Investment is not consummated on or before June 30, 1999, this Agreement shall be null and void as though never executed and delivered by the Parties.

   6.3. Termination for Cause. In addition to any other rights and/or remedies that either Party may have under the circumstances, all of which are expressly reserved, either Party may terminate this Agreement if:

          6.3.1. The other Party is in material breach of any warranty, representation, term, condition or covenant of this Agreement and, if such breach is curable, fails to cure that breach within thirty (30) days after written notice thereof (except that all payment defaults shall be cured within five (5) days without the need for written notice), or;

          6.3.2. The other Party makes any assignment for the benefit of creditors or similar transfer; or suffers or permits the commencement of any form of insolvency or bankruptcy proceeding; or has any petition under any bankruptcy law filed against it, which petition is not dismissed within (60) days of such filing; or has a trustee or receiver appointed for its business assets or any part thereof.


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          6.3.3. Register.com fails to achieve the minimum commitments for
                 Concentric Opportunities established in Section 2.8 and Exhibit C for two (2) consecutive monthly periods.

   6.4. Effect of Termination. The termination or expiration of this Agreement shall have no effect upon any other then-current written agreements between the Parties unless such other agreements expressly provide otherwise. Following the expiration or termination of this Agreement, Sections 1,2.5 (except for Section 2.5.5), 4.4, 8, 9, 10, 11, and 12 shall survive, except that the provisions of Section 2.5 shall not survive beyond one year after the termination of this Agreement. In addition, the financial obligations created under Sections 4.1, 4.2, and 4.3 and accrued through the date of termination shall survive until all amounts due either Party at the time of termination of the Agreement are paid in full.

   6.5. Extension. No earlier than 60 days and no later than 30 days prior to the end of the Initial Term, Concentric shall have the right to renew the agreement for the Renewal Term at revised prices, terms and conditions, taken as a whole which shall be no less favorable, in all material respects, than prices, terms and conditions agreed to with any Web Hosting or E-Commerce service provider.

7. MOST FAVORED NATION PROVISION

   If during the Term, register.com enters into an agreement that provides any pricing, terms or conditions to another one of the three third-party Web Hosting or E-Commerce providers allowable under this agreement that, when taken as a whole, are materially more favorable than those offered to Concentric in this Agreement, then register.com shall amend this Agreement in writing within five (5) days to provide Concentric with prices, terms and conditions that, when taken as a whole, are equivalent or more favorable than those offered to the other provider.

8. CONFIDENTIALITY AND PUBLICITY

   8.1. Confidentiality. The Parties acknowledge and agree that the terms and conditions of the Non-Disclosure Agreement dated March 22, 1999 (the "NDA"), entered into by and between the Parties are incorporated into this Agreement and that all the terms of this Agreement and all discussions and negotiations related thereto and all information exchanged pursuant hereto are considered Confidential Information as defined in the NDA. In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall prevail. The customer information provided to Concentric under Section 2.4 will not be subject to the terms of the NDA, but instead will be governed by Section 2.4.

   8.2. Press Releases. Concentric and register.com will issue a joint press release announcing their commercial and financial relationship at least fourteen (14) days prior to any similar press release by register.com in conjunction with another Web Hosting or E-Commerce provider. At no time will either Party issue any press release or make any public announcement(s) relating in anyway whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party, except as required by law.

9. REPRESENTATIONS AND WARRANTIES

   9.1. General. Each Party represents and warrants that: (a) it has the right and authority to enter into this and to fully perform its obligations hereunder; (b) the services and goods it provides do not infringe upon the intellectual property rights of any third party; and (c) by entering into this Agreement, it will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which it is a party or by which it or any of its property is or may become subject or bound.

   9.2. Legal Authorization. Each Party represents and warrants to the other Party that it will, at its own expense, make, obtain, and maintain in force at all times during the term, all applicable filings, registrations, reports, licenses, permits and authorizations in order for it to operate to perform its obligations under this Agreement.

   9.3. Legal Compliance. Both Parties represent and warrant that they will, at their own expense comply with all laws, regulations and other legal requirements that apply to them and this Agreement, including copyright, privacy and communications decency laws. Both Parties represent and warrant that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement.

   9.4. Y2K Compliance. Register.com hereby represents and warrants to Concentric that the hardware and software that comprise register.com Domain Registration services and all related products provided pursuant to this Agreement are, and will at all times remain "Year 2000 Compliant" defined herein as the ability to: (a) correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change; (b) function properly without changes in operation resulting from the advent of the new century assuming correct configuration; (c) where appropriate, respond to two digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; (d) if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and (e) recognize year 2000 as a leap year.

   9.5. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 9 NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE. CONCENTRIC EXPRESSLY DISCLAIMS ANY WARRANTY THAT ACCESS TO OR USE OF THE CONCENTRIC WEB HOSTING OR E-COMMERCE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. REGISTER.COM EXPRESSLY DISCLAIMS ANY WARRANTY THAT ACCESS TO OR USE OF REGISTER.COM'S DOMAIN REGISTRATION SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

10. INDEMNIFICATION

    A party ("Indemnifying Party") shall, at its expense and the request of the other party ("Indemnified Party"), defend any third-party claim or action brought against the Indemnified Party, to the extent it is based upon a breach of any representation or warranty of the Indemnifying Party in
    Section 9 (collectively, "Indemnified Claims"). The Indemnified Party shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to the Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses. The Indemnified Party shall have the right to employ separate counsel to provide input into the defense, at Indemnified Party's own cost. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates. The Indemnifying Party shall not settle any claim or action under this Section 10 on the Indemnified Party's behalf without first obtaining the Indemnified Party's written permission, which permission shall not be unreasonably withheld or delayed, and the Indemnifying Party shall indemnify and hold the Indemnified Party harmless from and against any costs, damages and fees reasonably incurred by Indemnified Party, including but not limited to fees of attorneys and other professionals, that are attributable to such Indemnified Claims. The Indemnified Party shall provide the Indemnifying Party reasonably prompt notice in writing of any such Indemnified Claims and provide the Indemnifying Party with reasonable information and assistance, at the Indemnifying Party's expense, to help the Indemnifying Party to defend such Indemnified Claims.

11. LIMITATION OF LIABILITIES

    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR (A) ANY AMOUNT IN EXCESS OF THE AMOUNTS PAYABLE UNDER SECTION 4; OR (B) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO EITHER PARTY'S (X) CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8; (Y) BREACH OF ITS REPRESENTATIONS, WARRANTIES AND COVENANTS UNDER SECTION 12.3; AND (Z) INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.

12. GENERAL PROVISIONS

    12.1. Assignment. Neither Party may assign this Agreement or any rights and/or obligations hereunder without the other Party's prior written approval, which shall not be unreasonably withheld or delayed; however, either party may, without the other Party's approval, assign all its rights and obligations to an entity that either is an affiliate or an unaffiliated party that agrees in writing to be bound in connection with a merger, acquisition, or sale of all or substantially all of such Party's assets. Any attempted assignment, sub-license, transfer, encumbrance, or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement

    12.2. Proprietary Rights. The Parties agree that Concentric and/or its suppliers shall retain all right, title, and interest in Concentric's Web Hosting and E-Commerce services and any and all content, technology, and materials delivered by Concentric to register.com pursuant to this Agreement. The Parties further agree that register.com and/or its suppliers shall retain all right, title and interest in register.com's Domain Registration services and any and all content, technology, and materials delivered by register.com to Concentric pursuant to this Agreement. Neither party shall have any rights to any materials, content or technology provided by the other party hereunder except as specifically provided in this Agreement and shall not alter, modify, copy, edit, format, translate, create derivative works of or otherwise use any materials, content or technology provided by the other party except as explicitly provided herein or approved in advance in writing by the other Party.

    12.3. Each Party shall remain the owner of all right, title and interest in and to its trademarks, service marks, logos and tradenames, content and web sites, and no right, title in or to such is conveyed to the other Party by this Agreement. Each Party will comply with all reasonable guidelines and directions of the other Party with respect to the use of the other Party's trademarks, service marks, logos and tradenames. All goodwill arising out of a Party's use of the other Party's trademarks, service marks, logos and tradenames will inure solely to the benefit of the other Party. Each Party reserves the right to update, alter, modify and delete the content of its respective web sites and it respective trademarks, service marks, logos and tradenames at will, from time to time, and without notice to or permission of the other Party.

          12.3.1. Register.com may use the Concentric logo solely for the purposes of fulfilling the obligations of Section 2 of this Agreement. Register.com shall fully correct and remedy any deficiencies in its use of the Concentric logo, upon reasonable notice from Concentric. Concentric shall have the sole right to and at its sole discretion may commence, prosecute or defend, and control any action concerning the Concentric logo.

          12.3.2. Concentric may use the register.com logo solely for the purposes of fulfilling the obligations of Section 3 of this Agreement. Concentric shall fully correct and remedy any deficiencies in its use of the register.com logo, upon reasonable notice from register.com. Register.com shall have the sole right to and at its sole discretion may commence, prosecute or defend, and control any action concerning the register.com logo.

    12.4. Independent Contractors. The Parties are independent contractors with respect to each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the Parties

    12.5. Third Party Beneficiaries. Except as specifically provided herein, this Agreement does not provide and shall not be construed to provide third parties, including any customer, with any remedy, claim, and cause of action or privilege. The Parties specifically acknowledge and agree that Concentric's operating subsidiaries are intended third party beneficiaries of the rights under this Agreement; provided however, that such third party beneficiaries shall agree in writing to be bound by the terms of this Agreement.

    12.6. Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

    12.7. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to choice of law. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration in New York City, New York under the Rules of Arbitration of the American Arbitration Association by an arbitrator appointed in accordance with those rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision. If any legal action or other legal proceeding (including arbitration) relating to the transactions under this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements

    12.8. Force Majeure. Neither Party shall be responsible for any failure to perform any obligation or provide service hereunder because of any (i) act of God, (ii) war, riot or civil commotion, (iii) governmental acts or directives, (iv) strikes, work stoppage, or equipment or facilities shortages not in the reasonable control of either Party, or (v) other similar force beyond such Party's reasonable control.

    12.9. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

    12.10. Notices. All notices and requests in connection with this Agreement shall be given in writing and shall be deemed given as of the day they are received if received by noon on a business day in the city of receipt (otherwise on the next business day) either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

           TO CONCENTRIC                          TO REGISTER.COM
           Concentric Network Corporation         Register.com, Inc.
           1400 Parkmoor Avenue                   575 Eighth Avenue, 11th Floor
           San Jose, CA  95126                    New York City, NY  10018
           Phone:  408.817.2800                   Phone:  212.798.9100
           Fax:  408.817.2810                     Fax:  212.594.9448
           Attention:  James Isaacs               Attention:  Alan Breitman

           or to such other address a Party may designate pursuant to this notice provision.

    12.11. Entire Agreement. This Agreement, which includes the Exhibits and other agreements expressly referenced herein, including the NDA, constitutes the entire agreement between the parties concerning the subject matter hereof and with the exception of the NDA, supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Any amendment or supplement to this Agreement shall be in writing and duly executed by both parties.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date written above in the first sentence of this Agreement.



         CONCENTRIC NETWORK CORPORATION                               FORMAN INTERACTIVE CORP.


/s/ John Peters                                           /s/ Richard D. Forman
--------------------------------------------------        -------------------------------------------------
By (Sign)                                                 By (Sign)

John Peters                                               Richard D. Forman
--------------------------------------------------        -------------------------------------------------
Name (Print)                                              Name (Print)

E.V.P.                                                    President and C.E.O.
--------------------------------------------------        -------------------------------------------------
Title                                                     Title

06/25/1999                                                06/25/1999
--------------------------------------------------        -------------------------------------------------
Date                                                      Date

                                    EXHIBIT A

                [GRAPHIC: Screen shot of register.com homepage.]

                                    EXHIBIT B

[GRAPHIC: Screen shot of register.com web page for websites under construction, including statement: "Coming Soon! You have reached my future website. We recently registered our domain name at. . . register.com the first step on the web."]

                                    EXHIBIT C

Guaranteed Monthly Minimums for the Duration of this Agreement:

                             Minimum
                            Concentric
        Month             Opportunities
        -----             -------------
          1                   16,667
          2                   18,333
          3                   20,167
          4                   22,183
          5                   24,402
          6                   26,842
          7                   29,526
          8                   32,479
          9                   35,726
          10                  39,299
          11                  43,229
          12                  47,552

                                    EXHIBIT D


  [Standard Concentric Reseller Agreement Attached Hereto, for reference only]

                                    EXHIBIT E

 Sample Proposed Concentric Offer for last page of Domain Registration Process:

        [GRAPHIC: Screen shot of register.com Business Resources page.]

                                    EXHIBIT F



             [Standard register.com Advertising Terms and Conditions
                      Attached Hereto, for reference only]

                                    EXHIBIT G

Commission Schedule for Origination of Net New Registrants

            regs./mo.                            Comm. %
                        0-500                             10%
                        501-1000                          12.50%
                        1001-2500                         15%
                        2501+                             20%

This commission schedule is subject to change by register.com with written notification to Concentric.

                                    EXHIBIT H

Calculation of "Industry Standard Registration Time"

Industry Standard Registration Time shall be calculated, by a third-party mutually agreeable to both Parties, as follows:

1) The top five (5) companies registering gTLD Names are identified by the number of domains registered in the month during which Concentric provided register.com with written notification of register.com's performance problem as described in Section 3.4.
2) The time required to complete the Domain Registration process is gathered for a typical customer of each of the top five companies identified in Step 1 above.
3) The Industry Standard Registration Time shall be the median of the five (5) registration times gathered in Step 2 above.